Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2017, relating to the consolidated financial statements of Vocera Communications, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Vocera Communications, Inc. for the year ended December 31, 2016, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
January 8, 2018